UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 28, 2012

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9705 Patuxent Woods Drive, Columbia, Maryland		21046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-312-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2012 Arbitron Inc. (the "Company") announced Debra Delman, age 54, was appointed Executive Vice President, Finance and Chief Financial Officer of the Company. From June 2012 to the present, Ms. Delman served as Senior Vice President, Chief Strategy Officer of National Public Radio, Inc., a not-for-profit corporation whose purposes are to produce, acquire, and distribute non-commercial educational programming. From June 2009 to June 2012, Ms. Delman served as Senior Vice President, Strategic Operations and Finance, National Public Radio, Inc. From January 2005 to June 2009, Ms. Delman served as Senior Vice President and Chief Financial Officer of Discovery Networks International, a unit of Discovery Communications, Inc., a NASDAQ-listed global nonfiction multimedia and entertainment company.

Sean R. Creamer will continue to serve as the Company’s Executive Vice President, Chief Operating Officer. On August 28, Mr. Creamer was also elected to the Company’s Board of Directors to serve until the next annual meeting of stockholders of the Company, or until his earlier death, resignation or removal.

The Company has determined that there are no related person transactions between it and Ms. Delman within the meaning of Item 404(a) of Regulation S-K.

Offer Letter

The Company and Ms. Delman have entered into a letter agreement (the "Offer Letter"), dated as of July 26, 2012, covering Ms. Delman’s employment by the Company.

Salary and Incentive Compensation

Pursuant to the terms and conditions of the Offer Letter, the Company will pay Ms. Delman an annual base salary of $400,000 and Ms. Delman will be eligible to receive an annual incentive bonus equal to 55% of her annual base salary upon meeting applicable performance criteria set by the Compensation and Human Resources Committee of the Company’s Board of Directors (the "Compensation Committee"). For performance exceeding such applicable performance criteria, the annual incentive bonus may be increased to an amount in excess of the target bonus up to a maximum of 110% of annual base salary, at the sole discretion of the Compensation Committee.

Equity Grant

On August 28, the Company granted to Ms. Delman an equity award valued at $500,000, with the award determined by the Compensation Committee as a mix of (i) 50% performance-based restricted stock units, which will vest only upon satisfaction of applicable performance objectives to be established by the Compensation Committee, and (ii) 50% stock options, each with respect to the Company’s common stock, par value $0.50 (the "Common Stock"). The value for the restricted stock units was determined by dividing the target value for the restricted stock units by the Common Stock’s fair market value on August 28 and the value of the options was determined using the Company’s standard Black-Scholes assumptions applied as of August 28.

Benefits

Ms. Delman will, to the extent eligible, be entitled to participate at a level commensurate with her position in all employee welfare, benefit, and retirement plans and programs the Company provides to its executives in accordance with Company policies. Ms. Delman will work at the Company’s Columbia, Maryland headquarters.

The foregoing summary of the Offer Letter is qualified in its entirety by the full terms and conditions of the agreement. It is expected the Offer Letter will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2012 and is incorporated herein by reference.

Executive Retention Agreement

Effective August 27, 2012, Ms. Delman entered into an Executive Retention Agreement (the "Agreement") with the Company on terms similar to other Company executives, which provides for severance payments under certain circumstances. The Company’s obligation to provide any severance or other payments under the Agreement is conditioned on receiving a release of claims and enhanced non-competition, non-recruitment, and non-disparagement obligations.

Termination without Cause; Position Diminishment

The Agreement provides that if Ms. Delman’s employment is terminated on or before August 25, 2013: (A) by the Company other than for cause, or (B) by the executive for Position Diminishment (as defined below), Ms. Delman would receive a cash payment in an amount equal to the sum of: (i) 12 times Ms. Delman’s monthly base salary multiplied by 1.6 ("reference compensation"), plus (ii) a prorated bonus component for the year of termination.

If the annual bonus for the year of termination was determined under a program intended to qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code, the bonus component, if any, would be paid when other executives of the Company receive their bonuses under comparable arrangements but, in any event, between January 1 and April 30 of the year following the year with respect to which it is earned. Payment would be made as though Ms. Delman had remained employed, with the bonus component determined under the factors for such annual bonus, with such adjustment as the Compensation Committee makes under those factors (using its negative discretion), including proration for a partial year of service. If the annual bonus for the year of termination was not intended to be an exempt bonus, the bonus component would be Ms. Delman’s target bonus, paid in the timing provided above, prorated for the partial year of service.

In addition to the cash payment described above, provided she and her qualified beneficiaries are eligible and elect to continue coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Company would pay the employer-equivalent premiums for such COBRA coverage for a period of twelve (12) months, or until the expiration of the COBRA continuation period, whichever occurs first and provide certain outplacement services not to exceed $50,000

For purposes of the Agreement, "Position Diminishment" means: (i) a material reduction in reporting responsibilities, duties, or authority, (ii) a relocation of the principal place of employment to a location more than 50 miles from its then current location and that increases the distance from Ms. Delman’s primary residence by more than 50 miles, or (iii) a material reduction in annual base salary, other than reductions that are generally applicable to peers as executive officers.

Ms. Delman may only resign as a result of a Position Diminishment and be eligible to receive severance payments if: Ms. Delman provides notice that she considers the Position Diminishment grounds to resign and actually ceases employment, if the Position Diminishment is not cured by the Company, by six months following the date of Position Diminishment.

Change in Control

If, within 12 months following a Change in Control (as defined below), Ms. Delman’s employment ends on a termination without cause or she resigns for Position Diminishment, the Company would (i) increase the cash severance payment to 24 times reference compensation, (ii) increase the period of paid COBRA coverage to 18 months, and (iii) accelerate the vesting and exercisability of any then outstanding equity compensation (provided that if the acceleration would cause a distribution of shares of the Company’s common stock at a time not permitted by Section 409A of the Internal Revenue Code, the distribution would be delayed until permitted by Section 409A).

The foregoing summary of the Agreement is qualified in its entirety by the full terms and conditions of the agreement. The form of Agreement will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2012 and is incorporated herein by reference.

appointment

On August 28, Sean R. Creamer was elected to the Company’s Board of Directors to serve until the next annual meeting of stockholders of the Company, or until his earlier death, resignation or removal. Because he is an employee of the Company, Mr. Creamer will not receive any additional compensation for his service on the Board of Directors.

A copy of the press release announcing Mr. Creamer’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release of Arbitron Inc. announcing addition of Sean R. Creamer to the Board

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

August 29, 2012	By:	Timothy T. Smith

Name: Timothy T. Smith
Title: Executive Vice President, Business Development and Strategy & Chief Legal Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Arbitron Inc. announcing addition of Sean R. Creamer to the Board